Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	April 1, 2022
	Contact:	Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, April 1, 2022…...........On April 1, 2022, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.20 per share payable June 15, 2022, to shareholders of record at the close of business on May 16, 2022. The Company’s annual dividend rate on its Common Stock is $0.80 per share.

Also, on April 1, 2022, the Board of Directors declared a quarterly dividend of $0.421875 per share for the period from March 1, 2022 through May 31, 2022, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable June 15, 2022, to shareholders of record at the close of business on May 16, 2022. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

In addition, on April 1, 2022, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from March 1, 2022 through May 31, 2022, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable June 15, 2022, to shareholders of record at the close of business on May 16, 2022. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 128 manufactured home communities containing approximately 24,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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A NYSE Company: Symbol - UMH

since 1968